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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 19, 2005

Timberline Resources Corporation

(Exact Name of Registrant as Specified in its Charter)

IDAHO	000-51549	82-0291227
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

36 West 16th Avenue, Spokane, Washington	99203
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (509) 747-5225

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]

Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SEC 873  (3-05)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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Item 8.01

Other Events

On December 19, 2005, Timberline Resources Corporation(the "Company") issued a press release announcing that it had entered into a letter of intent (“LOI”)to acquire a 60% equity interest in Kettle Drilling, Inc. (“Kettle”), a privately held drilling company located in Coeur d’Alene, Idaho, from Kettle’s two principal shareholders (the “Principal Shareholders”). Kettle includes on its current list of 25 drilling customers, Phelps Dodge Corporation, Kennecott Exploration, the States of Wyoming and Idaho, and the City of Tacoma, Washington.

In connection with the execution of the LOI, the Company issued 100,000 shares of its common stock to the Principal Shareholders to secure a 75 day exclusive option to complete due diligence and the acquisition (the “Initial Option”). The LOI contemplates that the Company purchase the 60% equity interest of Kettle for 2.8 million dollars in cash (or, at the Principal Shareholders’ option, a combination of two million dollars in cash and $800,000 in the Company’s common stock). The LOI also contemplates, upon the exercise of the first option, the issuance to the Company of a two year option to purchase the remaining 40% equity interest in Kettle from the Principal Shareholders for two million in cash (or, at the Principal Shareholders’, a combination of  two million dollars in cash and the Company’s common stock). Completion of the transaction, which is expected to occur in the first quarter of calendar year 2006, is subject to satisfactory completion of due diligence by the Company, negotiation of definitive transaction agreements and receipt of necessary corporate and third party approvals, among other customary closing conditions.

The Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(c) Exhibits.

99.1

Timberline Resources Corporation’s Press Release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

TIMBERLINE RESOURCES CORPORATION

(Registrant)

Date:  December 19, 2005

By:  /s/ Stephen Goss

Stephen Goss, President